Exhibit 99.1

RETAIL PROPERTIES OF AMERICA, INC. RECOMMENDS

REJECTION OF MINI-TENDER OFFER BY CMG PARTNERS

We are aware that you may have received an unsolicited mini-tender offer by CMG Partners (“CMG”) dated July 9, 2012, to purchase up to 300,000 shares of each class of Retail Properties of America, Inc. (“RPAI”) for the following prices, less the amount of any distributions paid on or after July 9, 2012:

Class A shares of common stock	$8.00/share
Class B-1 shares of common stock	$7.50/share
Class B-2 shares of common stock	$7.00/share
Class B-3 shares of common stock	$6.50/share

It is important to note that RPAI paid a distribution of $0.165625 per share on all classes of outstanding shares on July 10, 2012 and should you choose to accept the offer, CMG will deduct the amount of your July 10, 2012 distribution from your sales proceeds.

CMG’s offer price for the Class A shares of common stock represents a discount of approximately 17% to the $9.67 closing price of the Class A common stock on July 6, 2012, the trading day prior to the commencement of CMG’s mini-tender offer; and its trading range on the NYSE since trading began on April 5, 2012 has been between $8.50 and $9.83 per share as of July 23, 2012.

The terms of the Class B-1 common stock, Class B-2 common stock and Class B-3 common stock are identical in all respects to the Class A common stock, except that the three classes of Class B common stock are not listed on a national securities exchange; however, these shares will automatically convert to Class A common stock and be traded on the NYSE in accordance with the following schedule:

•     the Class B-1 common stock will automatically convert into Class A common stock on October 5, 2012;

•      the Class B-2 common stock will automatically convert into Class A common stock on April 5, 2013; and

•     the Class B-3 common stock will automatically convert into Class A common stock on October 5, 2013.

CMG and its offer are not affiliated with RPAI.  Our Board of Directors has unanimously determined that the offer is not in the best interests of the stockholders. Although each stockholder has his or her individual liquidity needs and must evaluate the offer accordingly, the Board of Directors does not recommend or endorse CMG’s mini-tender offer and suggests that stockholders reject the offer and not tender their shares pursuant to the offer. RPAI strongly recommends investors obtain current market quotes for their shares of common stock, carefully review the conditions of the offer, consult with their broker or financial advisor and exercise caution with respect to CMG’s offer.  If you wish to reject the offer and retain your shares, no action is necessary.

Please note that CMG clearly states in the offer:

•                  The trading price of the Class A shares is currently higher than the offer price, so you would receive more by transferring your Class A shares to a brokerage account and selling them on the open market.

Retail Properties of America, Inc.   2901 Butterfield Road   Oak Brook, IL 60523   www.rpai.com   800.541.7661

•                  All dividends made to you with respect to tendered shares on or after July 9, 2012 will belong to CMG and the amount of such dividends will be deducted from your sales proceeds. Thus, $0.165625 per share will be deducted from any sales proceeds.

•                  CMG is seeking to acquire shares for investment purposes only and may choose to resell some or all of the shares it receives in this offer to another party.

•                  The offer price was determined by applying a discount to the anticipated future trading price of RPAI and CMG believes that the shares will likely be worth more than the offer price; and therefore, may not represent a fair assessment of the shares’ potential value.

Mini-tender offers are third-party offers to purchase less than 5% of a company’s outstanding shares, thereby avoiding the filing, disclosure and procedural requirements adopted by the Securities and Exchange Commission (“SEC”) for the protection of investors. The SEC has cautioned investors about these offers, noting that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC’s Investor Tips regarding mini-tender offers may be found on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.

Should you receive any additional offers from CMG or other parties, please visit the Investor Relations page of our website at www.rpai.com for future company responses.  If you have any questions, please contact our Investor Relations Team at 800.541.7661.

Retail Properties of America, Inc.   2901 Butterfield Road   Oak Brook, IL 60523   www.rpai.com   800.541.7661